EIGHTH AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT

     THIS EIGHTH AMENDMENT effective as of January 1, 2013, to the Transfer Agent Servicing Agreement dated as of August 10, 2004, as amended August 15, 2005, June 8, 2007, October 8, 2007, August 14, 2009, January 15, 2010, February 12, 2010 and July 27, 2010 (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

     WHEREAS, the parties have entered into the Agreement; and

     WHEREAS, the parties desire to amend the fees and the length of the agreement; and

     WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

     Section 9. Term of Agreement; Amendment, shall be superseded and replaced with the following:

9.  Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board.

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the trust agrees to pay the following fees:

a) All monthly fees through the life of the Agreement; including the repayment of any negotiated discounts;
b) All fees associated with converting services to a successor service   provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d) All out-of-pocket costs associated with a-c above

10/2012

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

10/2012

Amended Exhibit B to the Transfer Agent Servicing Agreement – Intrepid Capital
Management Funds Trust
TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE - Effective January 1, 2013

Service Charges to the Fund*
Annual Shareholder Account Fee (see minimum)
  ♦ No-Load  - $[   ] /account
  ♦ Matrix Level 3- $[   ]/account
  ♦ Closed Accounts - $[   ] /account

Annual Minimum
  ♦ $[   ] Intrepid Capital Fund
  ♦ $[   ] Intrepid Capital Fund Class I

  ♦ $[   ] Intrepid Small Cap Fund
  ♦ $[   ] Intrepid  Small Cap Fund Class I

  ♦ $[   ] Intrepid Income Fund
  ♦ $[   ] Intrepid Income Fund Class I

  ♦ $[   ] Intrepid All Cap Fund

Activity Charges
  ♦ Telephone Calls - $[   ]/minute
  ♦ Voice Response Calls- $[   ]/call
  ♦ Average Cost Basis Reporting $[   ]/account
  ♦ Disaster Recovery $[   ]/open account
  ♦ AML New Account Service - $[   ]/new domestic
           accounts and $[   ]/new foreign account;
           $[   ]/shareholder verification
  ♦ Omnibus Account Transactions $[   ]/transaction
  ♦ Daily Valuation Trades $[   ]/trade
  ♦ ACH/EFT Shareholder Services:
           $[   ] /month/fund group
           $[   ] /ACH item, setup, change
           $[   ] /correction, reversal

Short-Term Trader*-Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family.  Fees will be applied if the fund(s) have a redemption fee.

  ♦ 90 days or less- $[   ]/open account

*Waived for the Intrepid Capital Fund- Investor Class, Intrepid Small Cap Fund- Investor
Class, Intrepid All Cap Fund and Intrepid Income Fund

Vision Mutual Fund Gateway
Permits broker/dealers, financial planners and RIAs to use a Web-based system to perform account inquiry.
  ♦ Inquiry Only
           -Inquiry  $[   ]/event
           -Broker ID $[   ]/month/ID

Client Web Data Access
Client on-line access to fund and investor data through USBFS technology applications and data delivery security software.
  ♦ $[   ]/month for ReportSource
  ♦ $[   ]/month for DDS (Secure Data Delivery Services)

Literature Fulfillment Services
  ♦ Account Management
$[   ] /month (account management, lead reporting and database administration)
  ♦ Out-Of-Pocket Expenses
        Kit and order processing expenses, postage
        And printing

Qualified Plan Fees (Billed to Investors)
  ♦  $[   ] /qualified plan acct (Cap at $[   ]/SSN)
  ♦  $[   ] /Coverdell ESA acct (Cap at $[   ]/SSN)
  ♦  $[   ] /transfer to successor trustee
  ♦  $[   ] /participant distribution (Excluding SWPs)
  ♦  $[   ] /refund of excess contribution

Shareholder Fees (Billed to Investors)
  ♦  $[   ] /outgoing wire transfer
  ♦  $[   ] /overnight delivery
  ♦  $[   ] /telephone exchange
  ♦  $[   ] /return check or ACH
  ♦  $[   ] /stop payment
  ♦  $[   ] /research request per account (Cap at $[   ]/request) (For requested items of the second
       calendar year [or previous] to the request)

 Out-of-pocket Costs - Including but not limited to:
  ♦  Telephone toll-free lines, call transfers, etc.
  ♦  Mailing, sorting and postage
  ♦  Stationery, envelopes
  ♦  Programming, special reports
  ♦  Insurance, record retention, microfilm/fiche
  ♦  Proxies, proxy services
  ♦  Lost shareholder search
  ♦  ACH fees
  ♦  NSCC charges
  ♦  All other out-of-pocket expenses

* Subject to CPI increase, Milwaukee MSA.

10/2012	3